Exhibit 10.20

Lucas Bailey

Executive Employment Agreement

Term. January 1, 2014 – December 31, 2016

End-of-Term. On or after January 1, 2016, Company may give notice of non-renewal; term extends for 12 months. After December 31, 2016, term extends on one-day-at-a-time basis until notice of non-renewal given; then, term extends for 12 months.

Base Salary. Rate of $500,000 per year in 2014; $600,000 per year in 2015; $750,000 per year in 2016; if adjusted upward at sole discretion of Company, increased amount becomes Base Salary.

Bonus. Target bonus of 65% of base salary at 100% of plan pursuant to new bonus plan to be adopted.

Mafco LTIP. Executive eligible to participate in the Mafco Worldwide Corporation long term incentive plan, to the extent put in place.

Benefits. Standard employee benefits; executive medical; life insurance at 5x Base Salary.

Death. Estate gets 60% of Base Salary for longer of balance of term or 12 months; if end-of-term provisions are in effect, for balance of 12 month period.

Disability. After six months, Company can terminate; Executive gets 60% of Base Salary for longer of balance of term or 12 months; if end-of-term provisions are in effect, for balance of 12 month period.

Cause. Upon gross neglect, conviction of felony, conviction of any crime relating to Company property, willful misconduct or material breach by Executive or material prejudice to Company, Company can terminate without further liability.

Company Breach. Executive receives Base Salary and all benefits for longer of balance of term or 12 months; Executive obligated to mitigate.

Other Provisions. Protection of confidential information, non-compete during term, assignment of inventions; payment of relocation expenses to Philadelphia area; Executive can return to MacAndrews & Forbes Holdings Inc. upon a change of control at a position of Vice President or more senior.

This summary page is for convenience of reference only. It shall not constitute a part of the Agreement.

Employment Agreement

EMPLOYMENT AGREEMENT, dated as of January 1, 2014 between MacAndrews & Forbes Holdings Inc., a Delaware corporation (the “Company”) and Lucas Bailey (the “Executive”).

WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.       Employment, Duties and Acceptance.

1.1       Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as Chief Administrative Officer of its wholly owned indirect subsidiary Mafco Worldwide Corporation (“Mafco”), or in such other executive position as may be mutually agreed upon by the Company and the Executive, and to perform such other duties consistent with such position as may be assigned to the Executive by the Board of Directors of Mafco, Chairman of Mafco or any officer of Mafco senior to the Executive. In the event that all or substantially all of Mafco is sold or transferred to a third party, Executive shall be entitled to return to the Company in a role of Vice President or more senior.

1.2       Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests, provided that Executive may participate in charitable, social, and civic activities, and may manage personal investments for himself and his family members. The Executive further agrees to accept election, and to serve during all or any part of the Term, as an officer or director of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of Directors of the Company or of any subsidiary or affiliate, as the case may be. The Executive hereby represents and warrants that the Executive is not subject to any other agreement, including without limitation any agreement not to compete or confidentiality agreement, which would be violated by the Executive’s performance of services hereunder.

1.3        Location. The duties to be performed by the Executive hereunder shall be performed primarily at the offices of Mafco Worldwide Corporation in Camden, New Jersey, subject to reasonable travel requirements on behalf of the Company. In no event will Executive’s primary office location be located more than thirty (30) miles from Camden, New Jersey, or, if he is returned to the Company, more than thirty (30) miles from New York City.

2.       Term of Employment; Certain Post-Term Benefits.

2.1       The Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on January 1, 2014 and shall end on December 31, 2016.

2.2       End-of-Term Provisions. At any time on or after January 1, 2016, the Company shall have the right to give written notice of non-renewal of the Term. In the event the Company gives such notice of non-renewal, the Term automatically shall be extended so that it ends twelve months after the last day of the month in which the Company gives such notice. From and after December 31, 2016, unless and until the Company gives written notice of non-renewal as provided in this Section 2.2, the Term automatically shall be extended day-by-day; upon the giving of such notice by the Company, the Term automatically shall be extended so that it ends twelve months after the last day of the month in which the Company gives such notice.

2.3       Special Curtailment. The Term shall end earlier than the original December 31, 2016 termination date provided in Section 2.1 or any extended termination date provided in Section 2.2, in either case if sooner terminated pursuant to Section 4. Non-extension of the Term shall not be deemed to be a wrongful termination of the Term or this Agreement by the Company pursuant to Section 4.4.

3.       Compensation; Benefits.

3.1       Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive during the Term a base salary, payable semi-monthly in arrears, at the annual rate of not less than $500,000 per year in 2014; $600,000 per year in 2015; and $750,000 per year in 2016, less such deductions or amounts to be withheld as required by applicable law and regulations (the “Base Salary”). In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute “Base Salary” for purposes of this Agreement.

3.2       Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive shall be eligible, upon the decision of the Board of Directors and in the Board’s sole discretion, to receive a bonus with respect to each year of the Term with a target of 65% of Base Salary for that year (“Target Bonus”) for that year pursuant to a new executive bonus plan to be adopted; provided such annual bonus shall be paid no later than the fifteenth day of the third month next following the year with respect to which such bonus was earned. The Executive shall be entitled to receive any earned bonus under this Section 3.2 so long as the Executive was employed by the Company on the last day of the fiscal year with respect to which such bonus was earned.

3.3       LTIP. Executive shall be eligible to participate in any Mafco long term incentive plan (“LTIP”) that may be put in place on terms and conditions consistent with similarly situated executives of Mafco.

3.4       Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers provided, however, that the maximum amount available for such expenses during any period may be fixed in advance by the Chairman or Vice Chairman of the Board of Directors of the Company, or the Chairman of Mafco, in any case, only to the extent permitted by Code Section 409A.

3.5       Vacation. During the Term, the Executive shall be entitled to four weeks vacation, or such greater period as may be consistent with the vacation policy of Mafco for its senior executives, as it may be amended from time to time.

3.6       Fringe Benefits. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any qualified pension plan, 401(k) plan, group insurance or other so-called “fringe” benefit plan which Mafco provides to its employees generally, together with executive medical or similar benefits for the Executive, the Executive’s spouse and the Executive’s children as are from time to time in effect for officers of the Company generally.

3.7       Additional Benefits. During the Term, the Executive shall be entitled to such other benefits as are specified in Appendix I to this Agreement.

3.8       Lump Sum Cash Payment. Upon the execution of this Agreement, in recognition of the Executive’s performance of services during November and December 2013, the Company shall pay the Executive a lump sum cash payment in the amount of $39,583.32.

3.9       Attorneys’ Fees. Within thirty (30) days of Executive’s execution of this Agreement, Company shall pay or reimburse Executive for all reasonable attorneys’ fees and costs incurred by Executive in connection with the negotiation and execution of this Agreement, up to a maximum of $2,500.

4.       Termination.

4.1       Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder, except that the Executive’s legal representatives shall be entitled to receive (i) continued payments in an amount equal to 60% of the Base Salary, in the manner specified in Section 3.1, and (ii) Accrued Benefits (as defined below), until the end of the Term (as in effect immediately prior to the Executive’s death) or, if the Company has not then given written notice of non-renewal pursuant to Section 2.2, for a period of twelve months after the last day of the month in which termination described in this Section 4.1 occurred, whichever is longer.

4.2       Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive’s services hereunder for (i) a period of six consecutive months or (ii) for shorter periods aggregating six months during any twelve month period, the Company may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equalled an aggregate of six months, by written notice to the Executive (but before the Executive has recovered from such disability), terminate the Term and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive (i) continued payments in an amount equal to 60% of the Base Salary, in the manner specified in Section 3.1, and (ii) Accrued Benefits (as defined below), until the end of the Term (as in effect immediately prior to such termination) or, if the Company has not then given notice of non-renewal pursuant to Section 2.2, for a period of twelve months after the last day of the month in which termination described in this Section 4.2 occurred, whichever is longer. If the Executive shall die before receiving all payments to be made by the Company in accordance with the foregoing, such payments shall be made to a beneficiary designated by the Executive on a form prescribed for such purpose by the Company, or in the absence of such designation to the Executive’s legal representative.

4.3       Cause. In the event of gross neglect by the Executive of the Executive’s duties hereunder, conviction of the Executive of any felony, conviction of the Executive of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, willful misconduct by the Executive in connection with the performance of any material portion of the Executive’s duties hereunder, breach by the Executive of any material provision of this Agreement or the Company’s Code of Conduct as in effect from time to time or any other conduct on the part of the Executive which would make the Executive’s continued employment by the Company materially prejudicial to the best interests of the Company, the Company may at any time by written notice to the Executive terminate the Term and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned to the date of such termination, including without limitation vested benefits, accrued but unused vacation pay, and unreimbursed business expenses (“Accrued Benefits”).

4.4       Company Breach. In the event of the breach of any material provision of this Agreement by the Company, the Executive shall be entitled to terminate the Term upon 60 days’ prior written notice to the Company. Upon such termination, or in the event the Company terminates the Term other than pursuant to Sections 4.1, 4.2 or 4.3, the Company shall continue to provide the Executive (i) payments of Base Salary, in the manner and amount specified in Section 3.1, in the manner and amount specified in Section 3.2, (ii) fringe benefits and additional benefits in the manner and amounts specified in Sections 3.5 and 3.6, and (iii) Accrued Benefits, for the longer of the duration of the term or twelve months after the last day of the month in which termination described in this Section 4.4 occurred (the “Damage Period”). The Company’s obligations pursuant to this Section 4.4 are subject to the Executive’s duty to mitigate damages by seeking other employment provided, however, that the Executive shall not be required to accept a position of lesser importance or of substantially different character than the position held with the Company immediately prior to the effective date of termination or in a location outside of the New York City or Philadelphia metropolitan areas. To the extent that the Executive shall earn compensation during the Damage Period (without regard to when such compensation is paid), the Base Salary payments to be made by the Company pursuant to this Section 4.4 shall be correspondingly reduced.

4.5       Litigation Expenses. If the Company and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by the Company or the Executive, each party shall be responsible for their own expenses (including attorneys’ fees) incurred in connection with such action, suit or proceeding, except as may otherwise be provided by law.

4.6       Resignation. The Executive shall be entitled to terminate the Term, for any reason other than a breach of any material provision of this Agreement by Company pursuant to Section 4.4, upon 60 days’ prior written notice to the Company. Upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned to the date of such termination.

5.       Protection of Confidential Information; Non-Competition.

5.1       In view of the fact that the Executive’s work for the Company will bring the Executive into close contact with many confidential affairs of the Company, its subsidiaries and affiliates, not readily available to the public, and plans for future developments, the Executive agrees:

5.1.1   To keep and retain in the strictest confidence all confidential matters of the Company, its subsidiaries and affiliates, including, without limitation, “know how”, trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, its subsidiaries and affiliates, and any information whatsoever concerning any director, officer, employee or agent of the Company, its subsidiaries and affiliates or their respective family members learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive’s employment with the Company, except in the course of performing the Executive’s duties hereunder or with the Company’s express written consent, or as required by law. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial, but the prohibitions set forth in this Section 5.1.1 shall not apply to any information publicly available other than by reason of Executive’s breach of this Agreement; and

5.1.2       To deliver promptly to the Company on termination of the Executive’s employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof), including data stored in computer memories or on other media used for electronic storage or retrieval, relating to the Company’s business, or the business of its subsidiaries or affiliates, and all property associated therewith, which the Executive may then possess or have under the Executive’s control.

5.2       During the Term and for the twelve month period thereafter, the Executive shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of Mafco or of any of its subsidiaries or affiliates; the Executive shall not engage in such business on the Executive’s own account; and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity provided, however, that (i) nothing contained in this Section 5.2 shall be deemed to prohibit the Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation and (ii) the restrictions in this Section 5.2 shall not prohibit Executive from working for a private equity fund, merchant bank or other similar financial institution so long as such entity and any portfolio company in which it is invested does not directly compete with Mafco or any of its affiliates.

5.3       If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the following rights and remedies:

5.3.1       The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

5.3.2       The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively “Benefits”) derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 5.1 or 5.2, and the Executive hereby agrees to account for and pay over such Benefits to the Company.

Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

5.4       If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

5.5       If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

5.6       The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1 and 5.2 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

6.       Inventions and Patents.

6.1       The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive’s inventorship.

6.2       If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

6.3       The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

7.       Intellectual Property.

The Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8.       Indemnification.

The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Executive shall be covered under any D & O insurance maintained by Mafco on behalf of its directors and officers.

9.       Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

MacAndrews & Forbes Holdings Inc.

35 East 62nd Street

New York, New York 10065

Attention:	Barry F. Schwartz
Executive Vice Chairman

If to the Executive, to:

10.       General.

10.1       This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

10.2       The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.3       This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

10.4       This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate, with the prior written consent of Executive, or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

10.5       This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.       Subsidiaries and Affiliates.

11.1       As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

12.       Section 409A

12.1       This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that one or more of the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (a) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (b) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties.

12.2       To the extent the Executive would otherwise be entitled to any payment or benefit under this Agreement, or any plan or arrangement of the Company or its affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of the Executive’s employment would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment or benefit will be paid or provided to the Executive on the earlier of the first day following the six (6) month anniversary of the Executive’s termination of employment or death.

12.3       Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

12.4       Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any indemnification payment or expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MACANDREWS & FORBES HOLDINGS INC.

By:	/s/ Barry F. Schwartz
Barry F. Schwartz,
Executive Vice Chairman

/s/ Lucas Bailey
Lucas Bailey

APPENDIX I

Additional Benefits:

1.       Automobile. The Company shall afford the Executive the right to use an automobile on a continuing basis and shall provide garaging near the Company’s offices, all on the following basis. The Company shall pay, upon presentation of an expense statement, all reasonable expenses associated with the operation of such automobile in an amount not to exceed $600 per month and the rental of such garage space in the same manner as is, from time to time, in effect with respect to executive officers of the Company generally, including, without limitation, all reasonable maintenance and insurance expenses. The automobile furnished by the Company shall be a late model Audi, Acura, Lexus or like vehicle to be reasonably selected by the Executive. Upon the expiration of the Term, the Executive promptly shall return the automobile to the Company.

2.       Relocation. The Company shall reimburse Executive for all reasonable and documented expenses incurred in moving Executive’s family from New York City to the Philadelphia metropolitan area, including, without limitation, up to ninety (90) days of temporary housing and other living expenses for Executive and Executive’s family.

3.       Insurance. The Company agrees to provide the Executive with additional term life insurance coverage with a face amount of five times Executive’s then current Base Salary, subject to the insurer’s satisfaction with the results of any required medical examination to which the Executive hereby agrees to submit, on the following basis. The Executive may select a plan of his choice and may designate the beneficiary of such plan. The Company shall pay, upon presentation of an expense statement, the periodic premiums relating to such additional term life insurance payable during the Term.

17